UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  M&I Special Institutional Funds, Inc.

Address of Principal Business Office:

111 East Kilbourn Avenue, Suite 200

Milwaukee, Wisconsin  53202

Telephone number (including area code):  (414) 287-8729

Name and Address of Agent for Service of Process:

John M. Blaser

M&I Special Institutional Funds, Inc.

111 East Kilbourn Avenue, Suite 200

Milwaukee, Wisconsin  53202

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES

☒

NO

☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Milwaukee and State of Wisconsin on the 15th day of August, 2008.

M&I Special Institutional Funds, Inc.

By:

/s/ John M. Blaser

John M. Blaser

President

Attest:

/s/ Angela L. Pingel

Angela L. Pingel

Secretary